SERVICING AGREEMENT

This Servicing Agreement (this "Agreement") is made as of December 31, 2009, by and between CarePayment, LLC, an Oregon limited liability company ("Owner"), and WS Technologies, LLC, an Oregon limited liability company ("Servicer").  Aequitas Holdings, LLC, an Oregon limited liability company ("Aequitas") is a party to this Agreement solely for purposes of agreeing to Section 8.1.

Recitals

A.          Owner is in the business of purchasing or obtaining the right to collect consumer receivables generated by hospitals on a recourse basis with respect to the hospital ("Receivables").

B.           Servicer provides Receivables origination, servicing, collection and administration services.

C.           Owner desires to engage Servicer to originate, manage and service the collection of Receivables purchased or controlled by Owner, and Servicer wishes to provide such services, all on the terms and conditions provided for in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Owner and Servicer hereby agree as follows:

1.           Servicing.

1.1          Appointment of Servicer.  Owner hereby appoints Servicer as the sole and exclusive servicer to collect, administer and service the Receivables purchased or controlled by Owner, including negotiating with hospitals on behalf Owner with respect to such services.  Owner hereby appoints Servicer as the non-exclusive originator of Receivables purchased or controlled by Owner, including negotiating with hospitals on behalf Owner with respect to such services.  Servicer shall have the full power and authority to do or cause to be done any and all things in connection with such servicing, administration and collection as Servicer may deem to be necessary or desirable to optimize the recoverable value from such Receivables, and in furtherance thereof is authorized and shall have the sole authority to (a) collect and post all payments on the Receivables, (b) communicate with the hospitals and patients to whom the Receivables relate, (c) commence and pursue collection actions with respect to any Receivable, and (d) perform such other practices and procedures as Servicer may deem necessary or desirable in connection with servicing, administering and collecting Receivables.  Upon request, Owner shall furnish Servicer with any powers of attorney or other documents that Servicer may reasonably request in order for Servicer to perform its obligations under this Agreement.  Servicer agrees to employ lawful means in its efforts to collect Receivables.  In providing its services, Servicer shall conform to a standard of practice and care consistent with industry standards.

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1.2          Receivable Files.  Owner shall deliver or cause to be delivered to the Servicer all files and records related to the Receivables, together with such other documents as Servicer may reasonably require in order to perform its duties under this Agreement.  All documents described in this Section 1.2 are referred to collectively herein as the "Receivable Documents."  Servicer will retain in its possession originals of the Receivable Documents and will hold all such documents on behalf of Owner.  Such documents shall be accessible for inspection and copying by Owner or its representative or agent upon reasonable advance notice during normal business hours.  For purposes of this Agreement, "original" Receivable Documents may include documents received in electronic form (whether by facsimile transmission, in "pdf" files or otherwise).

1.3          Subservicing.

1.3.1        Servicer may appoint one or more sub-servicers from the list of Approved Sub-servicers (defined below) to perform Servicer's duties under this Agreement (each, a "Sub-servicer").  The appointment of any Sub-servicer by the Servicer does not relieve Servicer of any of its duties or responsibilities under this Agreement, and Servicer shall be responsible for managing the activities of any Sub-servicer.  The amount of the subservicing fees payable to any Sub-servicer shall be payable by Servicer from the Servicing Fee paid to Servicer by Owner.

1.3.2        Servicer's list of approved Sub-servicers ("Approved Sub-servicers") and sub-contractors is on the attached Exhibit A.  Servicer shall not add or remove Sub-servicers from the list of Approved Sub-servicers or amend, modify or replace any agreement it may have with its Sub-servicers without the prior written consent of Owner, which consent shall not be unreasonably withheld, delayed or conditioned.

1.4          Payment Collections.  Servicer is responsible for collection of all payments made with respect to Receivables. and for accounting to Owner for all Collections.  Servicer is responsible for instructing hospitals and patients to remit payments and/or settlements to Servicer.  Owner will promptly report to Servicer any direct payments it receives from hospitals or patients with respect to any Receivables.

1.5          Deposit to Collection Account; Reports. Servicer shall cause all collections of Receivables ("Collections") received by Servicer to be deposited daily into an account (the "Collection Account") within two business days after receipt.  Servicer shall provide Owner with a daily and weekly (on Monday of each week unless such day is a legal holiday) reconciliation report, in electronic form reasonably satisfactory to Owner, of all Collections and deposits since the date of the last daily or weekly report, as applicable (the "Reconciliation Report").

1.6          Insurance.  Servicer shall maintain policies of insurance or other evidence of insurance coverage as follows:

1.6.1        Comprehensive general liability insurance with a combined single limit of not less than $1 million.

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1.6.2        Comprehensive errors and omissions insurance providing coverage in the amount of not less than $1 million covering any loss or damage for which Servicer may become liable arising out of errors, omissions or other defects arising out of or relating to collection and administration of the Receivables, including alleged violations of federal or state laws relating to collection practices, including credit protection laws.

1.6.3        Employee dishonesty insurance (or similarly named and purposed insurance or bond) providing coverage in the amount of not less than $2 million.

Owner shall be designated as an additional insured on all such liability policies.  In addition, Servicer shall use commercially reasonable efforts, to the extent possible, to extend coverage under Servicer's liability and errors and omissions policies to include coverage for the liabilities, errors and omissions of its Sub-servicers.  Servicer shall maintain all insurance required above and by applicable law with financially sound and reputable independent insurers.  Servicer shall provide to Owner, upon Owner's request, copies of such policies or certificates of insurance.  The policies required above shall provide that Owner shall receive 30 days' written notice prior to amendment or cancellation.

Servicer shall adhere to Servicer's standard practices and policies in the selection of all Sub-servicers and shall use Sub-servicers that are reputable and licensed and shall use commercially reasonable efforts to ensure that all Sub-servicers are bonded (where appropriate) and that they maintain commercially reasonable forms and levels of insurance coverage.

1.7          Access By Financing Sources.  Upon reasonable advance notice, Servicer agrees to make its representatives reasonably available from time to time to discuss with Owner and/or its financing sources the status of Servicer's servicing activities and the status of the Receivable portfolios.

2.           Compensation.

2.1          Servicing Fee.  Owner will pay Servicer the following fees:

2.1.1        a monthly Servicing Fee (the "Servicing Fee") in an amount equal to 0.4167% of total Eligible Receivables existing as of the last business day of the preceding month;

2.1.2        an origination fee ("Origination Fee") equal to 6.0% of the original balance of all newly generated Eligible Receivables, plus 6.0% of the balance of all Transferred Billing Receivables, and

2.1.3        The Back End Fee.

2.2          "Eligible Receivables" are those Receivables owed by a debtor deemed credit worthy by mutual agreement of Owner and Servicer that have been funded by Owner.

2.3          "Transferred Billing Receivables" are those Receivables that are not initially Eligible Receivables, but become Eligible Receivables following satisfaction of performance metrics as developed from time to time by Owner and Servicer and are funded by Owner.

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2.4          "Back End Fee" means 25.0% of the amount calculated as follows with respect to each calendar quarter during the Term:

2.4.1        The net income of Owner as determined on a quarterly basis in accordance with generally accepted accounting principles,

2.4.2        plus actual interest expense for the quarterly period,

2.4.3        minus an assumed cost of funds of Owner of 18% per annum with respect to all funded Receivables.

2.5          Payment of Servicing Fee, Origination Fee and Back End Fee.

2.5.1        On or after the first business day of each month, Servicer shall invoice Owner for the Servicing Fee for the immediately preceding month.  Such invoice shall include Servicer's calculation of the unpaid balance of Eligible Receivables and Transferred Billing Receivables serviced by Servicer during the immediately preceding month in reasonable detail satisfactory to Owner.  The Servicing Fee shall be due on the 15th day of the month immediately following the month in which Services were performed or, if the 15th day of the month is not a business day, then the first business day thereafter.

2.5.2        Owner shall pay Servicer all Origination Fees simultaneously with Owner's funding of Eligible Receivables and Transferred Billing Receivables.  Such payments shall be accompanied by certificates, in reasonable detail satisfactory to Servicer, identifying the Eligible Receivables and/or Transferred Billing Receivables to which such payments apply.

2.5.3        Owner shall pay Servicer all Back End Fees quarterly in arrears, with each payment due by the 30th day following the end of each calendar quarter.

2.6          Additional Compensation.  Owner shall pay Servicer an amount equal to Servicer's actual monthly losses incurred during the first three months of the Term, and an amount equal to 50% of Servicer's actual monthly losses incurred during months four through six of the Term (each such payment being a "Shortfall Fee").  If Servicer incurs actual monthly losses in months four through six of the Term, the parties will negotiate in good faith as to whether the Shortfall Fee will continue after month six of the Term.  Beginning on February 15, 2010, such payments shall be made within 15 days after the end of each month, following Owner's receipt from Servicer of information detailing the amount of the loss for each month, in such form as is reasonably acceptable to Owner.  Owner may, in its discretion, make an advance payment under this Section 2.6 in January 2010, which payment would be credited toward any future payments due under this Section 2.6.

2.7          Owner's Offset.  Owner may offset any amounts due from Owner under this Agreement against amounts owed by Servicer to Owner under the Administrative Services Agreement dated December 31, 2009 between Owner and Servicer and the Sublease dated December 31, 2009 between Owner and Servicer.

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2.8          Taxes.  All taxes, duties or charges in the nature of sales, use or excise taxes resulting from Servicer's performance under this Agreement will be treated as operating costs of, and will be paid by, Owner.  Notwithstanding the prior sentence, Owner shall have no responsibility for any taxes based on Servicer's income, which taxes will be Servicer's sole responsibility.

3.           Books and Records; Reports; Inspection Rights.

3.1          Books and Records.  Servicer shall keep books and records pertaining to the Receivables.  Owner shall keep books and records pertaining to the Back End Fee.  Upon reasonable prior notice, each party shall grant the other reasonable access to such books and records.  All such books and records and all Receivable Documents, whether or not developed or originated by Servicer,  shall remain at all times the property of Owner; provided, however, that Servicer shall have the right to maintain a copy of such books, records and Receivable Documents and shall retain the right to use such books, records and Receivable Documents to develop data, databases, information and reports (collectively, the "Data").  All right, title and interest in and to the Data shall remain at all times the sole property of Servicer, and Owner shall not have any rights to the Data, except that Owner shall have a nonexclusive, royalty-free perpetual license to use the Data developed by Servicer in connection with this Agreement.

3.2          Reporting.  In addition to the Reconciliation Reports, Servicer shall provide Owner mutually agreed upon reports and information on a weekly or as needed basis.

3.3          Inspection and Audit Rights.

3.3.1        Servicer will be responsible to make such examinations of the books and records of each Sub-servicer that is servicing Receivables owned or controlled by Owner as Servicer deems reasonably necessary in order to verify the accuracy of cash receipts and disbursements reported by each Sub-servicer.

3.3.2        Subject to Section 3.3.3 below, on not less than five business days prior written notice, each party shall permit the other party or its respective agents, representatives or designees, at the sole cost and expense of the examining party, during normal business hours, to examine or make copies of abstracts from all books, records and documents, including computer tapes and disks and constituting Receivable Documents or otherwise relating to the Receivables or Servicer's or any Sub-servicer's collection activities with respect to the Receivables, or the Back End Fee.  Subject to Section 3.3.3 below, the examining party shall reimburse all costs and expenses of the party whose books and records are being examined, or its respective agents, representatives or designees incurred under this Section at prevailing rates.  Examinations may be performed either on-site or remotely at Owner's discretion.  Upon request, the party whose books and records are being examined shall provide to the examiner(s) a reasonable workspace and the use of on-site photocopying equipment.  The party whose books and records are being examined shall allow full and free access to records relating to the Receivable Documents or the Back End Fee and shall provide necessary technical assistance as required to access such records.  The party whose books and records are being examined shall deliver any document or instrument necessary for the examining party, as it may from time to time reasonably request, to obtain records from any service bureau or other person that maintains records for the party whose books and records are being examined, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the party whose books and records are being examined.  The examining party agrees to advise the party whose books and records are being examined of the exceptions/discrepancies identified in any examination and agrees to allow the party whose books and records are being examined a reasonable period of time to respond to them.

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3.3.3        If, after examination, there is a discrepancy as to the amount of any fees paid or payable under this Agreement with respect to the period examined (which period shall not be less than 90 days), the parties will use commercially reasonable efforts to resolve the discrepancy.  If the parties cannot resolve the discrepancy within 30 days after the last date on which the examination of the records giving rise to the discrepancy occurred, the parties will submit the discrepancy to an independent accounting firm to be agreed to by the parties for resolution.  If the discrepancy, as agreed by the parties or as determined by the independent accountants, is 10% or greater, the fees and expenses of the examination and of the independent accountants will be borne by the losing party.

3.3.4        So long as the party whose books and records are being examined is not in default of its obligations under this Agreement, examination of that party's books and records shall occur no more often than once per calendar quarter.

3.4          Record Retention.  Each party agrees to maintain all records relating to this Agreement for a period of not less than seven years from the date of origination of such records or such longer time as may be required by law or regulation.  Such records may be retained in electronic format unless otherwise required by specific law or regulation in which case the records will be retained in the required format.

4.           Term and Termination.

4.1          Term.  This Agreement will be for term ending on December 31, 2034 (the "Term").

4.2          Termination by Owner.  Notwithstanding anything herein to the contrary, Owner may terminate Servicer's services under this Agreement, by giving at least 30 days' prior written notice to Servicer upon the occurrence of any of the following (each a "Termination Event"):

4.2.1        Servicer's failure to observe or perform in any material respect any obligation, covenant or agreement required to be performed by Servicer under this Agreement or Servicer's material breach of any agreement with a third party that would materially affect Servicer's ability to observe or perform in any material respect any obligation, covenant or agreement required to be performed by Servicer under this Agreement, which failure or material breach is not cured (if capable of being cured) within 90 days after receipt of notice from Owner or the third party specifying such failure or material breach or, if the cure requires more than 90 days, the failure of Servicer to promptly initiate steps to cure such failure or material breach and thereafter to diligently continue and complete all commercially reasonable and necessary steps sufficient to cure such material breach.

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4.2.2        Any gross negligence or willful misconduct by Servicer directly resulting in material damage to Owner's reputation in the industry and an actual monetary loss to Owner, regardless of whether Owner has been reimbursed by Servicer or its insurer.

4.2.3        Servicer closes for business, dissolves, becomes insolvent, admits in writing its inability to pay its debts generally, applies for the appointment of a receiver or custodian, makes an assignment for the benefit of creditors, or a voluntary or involuntary petition under any state or federal bankruptcy laws is filed by or against Servicer and, in the case of any involuntary filing, the petition is not dismissed within 30 days after the filing thereof.

4.2.4        Servicer fails to meet the Benchmark during any 12 month period during the Term on a rolling basis, beginning with the twelve month period ending December 31, 2010, which failure remains uncured for more than 90 days following Servicer's receipt of written notice identifying with specificity any failure to meet the Benchmark.  For purposes of this Agreement, the "Benchmark" means, with respect to Receivables and Transferred Billing Receivables for a calendar year, the finance charge income of Owner from such Receivables for such calendar year represents at least an 18% annual internal rate of return on Owner's funding of such Receivables, after deduction of Servicing Fees and Origination Fees paid to Servicer during such calendar year.

4.3          Termination by Servicer.  Notwithstanding anything herein to the contrary, Servicer may terminate this Agreement by giving at least 30 days' prior written notice to Owner and Lender upon the occurrence of any of the following events:

4.3.1        Owner fails to pay to Servicer any undisputed Servicing Fee, Origination Fee, Back End Fee or Shortfall Fee payment when due and such failure is not cured within 30 days after receipt of notice from Servicer specifying such failure.

4.3.2        Any gross negligence or willful misconduct by Owner or any member, employee, agent or Affiliate of Owner resulting in damage to Servicer's reputation and a material loss or damage to Servicer, regardless of whether Servicer has been reimbursed by Owner or its insurer.

4.3.3        Owner closes for business, dissolves, becomes insolvent, admits in writing its inability to pay its debts generally, applies for the appointment of a receiver or custodian, makes an assignment for the benefit of creditors, or a voluntary or involuntary petition under any state or federal bankruptcy laws is filed by or against Owner and, in the case of any involuntary filing, the petition is not dismissed within 30 days after the filing thereof.

4.4          Effect of Termination. Upon termination of this Agreement, Servicer shall:

4.4.1        within 10 business days, deliver or cause to be delivered to Owner all Receivable Documents then in the possession of Servicer or any Sub-servicer, together with all Data and all other information and documentation relating to the servicing and collection of the Receivables (with Servicer having the right to retain copies thereof), in an orderly form as reasonably requested by Owner;

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4.4.2        within five business days after termination and thereafter within five business days after receipt by Servicer, remit all Collections to Owner;

4.4.3        within two business days after receipt, forward to Owner or other person designated by Owner all correspondence received by Servicer or, to Servicer's knowledge, any Sub-servicer with respect to any Receivable; and

4.4.4        upon written request from Owner, Servicer shall (i) prepare, execute and deliver any and all documents and other instruments reasonably required by Owner in connection with the succession by Owner, (ii) place in Owner's possession all records related to the Receivables and all other servicing files, (iii) transfer to Owner for administration by it all cash amounts, if any, which as of such time have been deposited by Servicer, or Sub-servicer in the Collection Account or thereafter be received by Servicer or Sub-servicer with respect to the Receivables, and (iv) use commercially reasonable efforts to do or accomplish all other acts or things reasonably necessary or appropriate to enable Owner to assume and discharge the servicing obligations.  In addition, Servicer agrees to cooperate and use commercially reasonable efforts in providing at the Servicer's expense Owner with reasonable access (including at the premises of the Servicer or Sub-servicer) to Servicer's employees, and to use commercially reasonable efforts to cause its Sub-servicers to provide Owner with access to the employees of any Sub-servicer, and reasonable access to any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable Owner to assume the servicing functions.

5.           Representations and Warranties.

5.1          By Servicer.  Servicer represents and warrants to Owner as follows:

5.1.1        Servicer is a corporation duly organized and validly existing under the laws of the State of Oregon, and is authorized to conduct business in all states in which a failure to qualify would materially and adversely affect its ability to perform its services, including origination services, pursuant to this Agreement.

5.1.2        The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by Servicer.  This Agreement has been duly and validly executed and delivered on behalf of Servicer and is binding upon and enforceable against Servicer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other applicable remedies.

5.1.3        Servicer has operated and will continue to operate its business in accordance with all federal, state and local laws, statutes and regulations, including credit protection laws and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and Servicer is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business or assets, or its ability to perform its obligations under this Agreement.

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5.2          By Owner.  Owner represents and warrants to Servicer as follows:

5.2.1        Owner is a limited liability company duly organized and validly existing under the laws of the State of Oregon.

5.2.2        The execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action by Owner.  This Agreement has been duly and validly executed and delivered on behalf of Owner and is binding upon and enforceable against Owner in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other applicable remedies.

5.2.3        Neither the execution and delivery of this Agreement by Servicer nor the consummation of the transactions contemplated by this Agreement will (i) violate any applicable law, judgment, order, decree, regulation or ruling of any governmental authority, or (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions or provisions of or constitute a default under any agreement, instrument, license or permit to which Servicer is a party or by which Servicer is bound.

6.           Indemnification; Limitation of Liability.

6.1           Indemnity by Servicer.  Servicer agrees to indemnify, defend and hold harmless Owner and its respective officers, directors, managers, employees, agents and affiliates (each an "Owner Indemnified Party"), from and against any and all claims, losses, liabilities, damages, penalties, fines, forfeitures, legal and accounting fees and all other fees or costs of any kind, judgments or expenses (collectively, "Losses") resulting from or arising out of (a) any breach by Servicer of any of the representations and warranties made by it in this Agreement; (b) any failure of Servicer to comply with and perform all of its duties and agreements under this Agreement; and (c) any and all claims, actions or proceedings brought against Owner by any third party as a result of or based upon the actions or omissions by Servicer in the performance of its obligations under this Agreement (provided that such action or inaction was not undertaken at the direction of Owner Indemnified Party), including any failure by Servicer, any Sub-servicer or any of their agents, representatives or employees to comply with all applicable laws, rules and regulations, including credit protection laws and HIPAA, and any other action taken in collection of the Receivables.  Servicer shall have no obligation to indemnify, defend or hold any Owner Indemnified Party harmless in the event that any Losses result from the negligent or wrongful acts or omissions of such person or its respective agents or employees.

6.2           Indemnity by Owner. Owner agrees to indemnify, defend and hold harmless Servicer and its officers, directors, employees, agents and affiliates (each a "Servicer Indemnified Party") from and against any and all Losses resulting from or arising out of (a) any breach by Owner of any of the representations and warranties made by it in this Agreement; (b) any failure of Owner to comply with and perform all of its duties and agreements under this Agreement; (c) and any and all claims, actions or proceedings brought against Servicer by any third party as a result of or based upon the actions or omissions of Owner in the performance of its obligations under this Agreement (provided that such action or inaction was not undertaken at the direction of the Servicer Indemnified Party).  Owner shall have no obligation to indemnify, defend or hold any Servicer Indemnified Party harmless in the event that any Losses result from the negligent or wrongful acts or omissions of such person or its agents or employees.

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6.3           Limitation of Liability.  Except as set forth above, in no event will any party be liable to another party for any punitive or exemplary damages, even if a party has been advised of the possibility of such damages, arising out of this Agreement.  In no event will Servicer be liable for the uncollectibility of any Receivables or the timing of actual collections on any Receivables under any circumstances.

7.           Confidential Information.

7.1           Confidentiality.  Each party hereto agrees that it shall not disclose or transfer to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information (collectively, "Confidential Information") of the other party which it learns during the course of this Agreement, without the prior written consent of such other party.  Notwithstanding the foregoing, the parties may disclose each other's Confidential Information without obtaining prior written consent in the following circumstances only: (i) to employees of the disclosing party or the disclosing party's consultants or agents or attorneys, on a "need to know basis," who require such information in order to assist the disclosing party in performing this Agreement (so long as the disclosing party takes such precautions or obtains such agreements as it would take or obtain in the ordinary course of its business to protect its own confidential and proprietary information); and (ii) as required in order to comply with any subpoena, court order or applicable law, rule or regulation, provided that the disclosing party gives the other party prior written notice of such disclosure (unless prohibited by applicable law) and reasonably cooperates with the other party in protecting the confidential or proprietary nature of the information which must be so disclosed, at the other party's expense.  Notwithstanding anything to the contrary in this Agreement, no party shall have an obligation to keep secret any Confidential Information which is in or becomes part of the public domain not due to the fault of any such party or is known to such party prior to entry into this Agreement.

7.2           Protection of Confidential Information.  Each party agrees that it will take all commercially reasonable steps to protect the secrecy of and avoid disclosure of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of unauthorized persons.  Each party agrees to promptly notify the other party in writing of any misuse or misappropriation of Confidential Information of the other party that may come to its attention.

7.3           Relief.  In the event of a breach or threatened breach by any party of the foregoing provisions, because of the uncertainty of damages resulting there from, each party shall be entitled to an injunction restraining another party from any such breach or threatened breach.  Nothing herein shall be construed as prohibiting a party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the breaching party.

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7.4          Continuing Obligations.  The obligations of the parties under this Section 7 shall survive the expiration, cancellation or other termination of this Agreement.

8.           Exclusivity.

8.1          Owner and Aequitas Exclusivity.  Each of Owner and Aequitas agrees that:

8.1.1        During the Term, Servicer will be entitled, at Servicer’s option, to service any Receivables purchased by Owner or Aequitas or any affiliate of Owner or Aequitas on terms substantially identical to those included herein, whether or not such Receivables were identified for purchase by Servicer, Owner, Aequitas, any affiliate of Servicer, Owner or Aequitas or any third party.  This subsection shall terminate upon the occurrence of Servicer’s material breach of this Agreement, which material breach is not cured by Servicer within any applicable cure period (which shall not be less than thirty (30) days) following Servicer’s receipt of a reasonably detailed written notice from Owner describing the alleged breach.

8.1.2        During the Term, neither Owner, Aequitas, nor any affiliate of Owner or Aequitas will, acting alone or in conjunction with others, directly or indirectly, engage (either as sole proprietor, owner, partner, manager, member, shareholder, employer, employee, officer, director, consultant or agent) in the United States in the creation, management or ownership of or in any sole proprietorship, corporation, partnership, limited liability company or other entity that has or obtains the right to collect or service Receivables in any manner that would circumvent Servicer's rights under Section 8.1.1.  Ownership of not more than 1% of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market will not, of itself, be deemed inconsistent with this Section 8.1.2.

8.2          Servicer Exclusivity.  Servicer agrees that:

8.2.1        During the Term, Owner will have the exclusive right to purchase any receivables identified for purchase by Servicer and its affiliates.

8.2.2        During the Term, Servicer will not (and will cause its affiliates to not) participate in the purchase, sale or funding of any receivables unless and until Owner or any of its affiliates has waived in writing its rights to purchase such receivables.

9.           Miscellaneous.

9.1          Severability.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties to this Agreement waive any provision of law which prohibits or renders void or unenforceable any provision of this Agreement.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

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9.2          Notices.  Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or sent by certified mail (postage prepaid, return receipt requested) or by a recognized US overnight courier, and will be addressed as follows:

If to Servicer:	WS Technologies LLC
Attn: President
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

If to Owner:	CarePayment, LLC
Attn: Legal Department
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

Each notice, consent, request, or other communication will be deemed to have been received by the party to whom it was addressed (a) when delivered if delivered personally; (b) on the second business day after the date of mailing if mailed; or (c) on the date officially recorded as delivered according to the record of delivery if delivered by overnight courier.  Each party may change its address for purposes of this Agreement by giving written notice to the other party in the manner set forth above.

9.3          Counterparts.  This Agreement may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single Agreement.  This Agreement may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

9.4          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without giving effect to conflicts of laws principles thereunder.

Page 12 – MICROHELIX/CAREPAYMENT SERVICING AGREEMENT

9.5           Venue/Jurisdiction.  Each of the parties hereby irrevocably agrees that any dispute arising under or in any way relating to this Agreement shall be litigated solely and exclusively in a federal or state court sitting in Multnomah County, Oregon.  Each party hereby agrees that if it attempts to commence any action regarding a dispute arising under or in any way relating to this Agreement in any court other than a federal or state court sitting in Multnomah County, Oregon, the other party may obtain an immediate order dismissing such action for improper venue or an order transferring venue to a federal or state court sitting in Multnomah County, Oregon.  Each of the parties hereby irrevocably submits to the personal jurisdiction of any federal or state court sitting in Multnomah County, Oregon, in any action or proceeding arising out of or in any way relating to this Agreement.  Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party also irrevocably waives the right to a trial by jury in connection with any action brought to construe or enforce this Agreement.

9.6           Amendments.  This Agreement may be amended from time to time by a written instrument signed by Servicer and Owner and no waiver of any of the terms hereof by any party shall be effective unless it is in writing and signed by the other parties.

9.7           Integration.  This Agreement comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.

9.8           Agreement Effectiveness.  This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

9.9           Headings Descriptive; Interpretation.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.  All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement.  The words "will" and "shall" have the same meaning.  The words "include," "includes" and "including" shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

9.10         Advice from Independent Counsel.  The parties hereto understand that this Agreement is a legally binding agreement that may affect such party's rights.  Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

9.11         Assignment.  Except as may otherwise be provided herein, Servicer may not assign, delegate and/or subcontract all or substantially all of this Agreement or its rights hereunder, or delegate its obligations hereunder without the prior written consent of Owner.  Any attempted assignment, delegation, and/or subcontracting without the requisite consent of Owner shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

9.12         Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

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9.13         Further Assurances.  The parties agree to execute such other documents as may be necessary to implement this Agreement and carry out the intent of the parties to this Agreement.

9.14         Survival.  Sections 2, 3, 6, 7, 8 and 9 and each other provision of this Agreement that expressly or by its nature provides for rights, obligations or remedies that extend beyond the expiration or earlier termination of this agreement, will survive and continue in full force and effect after this Agreement expires or is earlier terminated.

9.15         Independent Contractor Status.  Servicer's relationship to Owner with respect to the services to be performed under this Agreement shall be that of an independent contractor.  Servicer assumes full responsibility for the actions of its personnel in the performance of the services under this Agreement and will be solely responsible for their supervision, daily direction and control and will be responsible for their acts or omissions in performing Servicer's obligations hereunder.  Servicer shall have sole responsibility for the payment of salary (including withholding of income taxes and social security), worker's compensation and all other forms of compensation for its personnel.

9.16         Attorney Fees.  In the event arbitration, suit or action is instituted to enforce or determine the parties' rights or duties in connection with this Agreement, the prevailing party shall recover from the losing party all costs and expenses, including reasonable attorney fees, incurred in such proceedings, including any appellate or bankruptcy proceedings.

9.17         Public Announcements.  Except as required by applicable law or regulations, no party to this Agreement will make any public announcement or any press release regarding this Agreement, or the transactions contemplated herein, without the prior written consent of the other parties.  In addition, prior to making any public announcement or press release, each party will afford the other parties the opportunity to review and reasonably comment on the contents of such release.

[Signature page follows]

Page 14 – MICROHELIX/CAREPAYMENT SERVICING AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their authorized officer as of the day and year first above written.

MICROHELIX, INC., as Servicer

By	/s/ Brian A. Oliver
Brian A. Oliver
Secretary

CAREPAYMENT, LLC
By Aequitas Capital Management, Inc., its Manager

By	/s/ Robert J. Jesenik
Robert J. Jesenik
President

For purposes of agreeing to Section 8.1 only:

AEQUITAS HOLDINGS, LLC
By Aequitas Capital Management, Inc., its Manager

By	/s/ Robert J. Jesenik
Robert J. Jesenik
President

Signature page to Servicing Agreement

EXHIBIT A

APPROVED SUB-SERVICERS/SUBCONTRACTORS

I.C. System, Inc.

Revenue Cycle Partners, LLC

CareMedic Systems, Inc.

Capio Partners, LLC

Ivey Performance Marketing LLC

TransUnion

Evolute Consolidated Holdings LLC

NW Plastic Cards

Wright Business Graphics

Page 1 – EXHIBIT A